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                                 Exhibit 99.1

                             FOR IMMEDIATE RELEASE


   BOSTON LIFE SCIENCES ANNOUNCES NOTICE OF PATENT ALLOWANCES IN ITS CENTRAL
         NERVOUS SYSTEM REGENERATION AND ANTI-ANGIOGENESIS TECHNOLOGIES

BOSTON, MA - JUNE 13, 1997 -- BOSTON LIFE SCIENCES, INC. (NASDAQ: BLSID) announced today that the U.S. Patent and Trademark Office had issued notices of allowance for several claims within two separate patent applications which had previously been licensed to BLSI by Children's Hospital of Boston, MA. The allowed claims within these patents cover the use of Troponin I to treat angiogenic conditions, and the composition of its licensed Central Nervous System (CNS) growth factor.

"We are extremely pleased that a Notice of Allowance on the Axogenesis Factor 1 patent has been issued, since we believe that this CNS growth factor is particularly unique in its ability to promote axon growth in the CNS", said Marc
E. Lanser, M.D., Chief Scientific Officer of BLSI. "We view the impending issuance of this patent as an important event in support of what we believe is our significant proprietary position in the field of CNS regeneration to use this unique CNS growth factor for the treatment of stroke and spinal cord injuries."

"Given our ongoing significant effort on anti-angiogenesis as an exciting approach to the treatment of tumor metastases, we are delighted to have received notice of allowance of the claims related to the use of Troponin to treat angiogenic diseases," stated David Hillson, President and CEO of BLSI. "This notice clearly increases our confidence in continuing to develop this potentially important anti-cancer therapeutic, although any product development process is acknowledged to be lengthy and uncertain," added Mr. Hillson.

BLSI is engaged in the research and development of novel therapeutics for cancer, autoimmune disease, and central nervous system disorders. BLSI's products in clinical trials or in pre-clinical development include the above mentioned Altropane; Troponin I, an anti-angiogenesis factor for the treatment of solid tumors; Axogenesis Factor 1 (AF-1), a novel central nervous system growth factor; THERAFECTIN for the treatment of Rheumatoid Arthritis; and transcription factors to control the expression of molecules associated with autoimmune disease and allergies.